Exhibit 99.1

Popular, Inc. Announces Third Quarter Financial Results

  Net income of $20.7 million for the third quarter of 2017, reflecting $79.4 million in hurricane-associated expenses and an income tax benefit of $20.0 million
  Net interest margin of 3.96% in Q3 2017, compared to 4.02% in Q2 2017
  Credit Quality (excluding “covered” loans):
    Non-performing loans held-in-portfolio (“NPLs”) as of Q3 2017 increased by $38.8 million from Q2 2017; NPLs to loans ratio as of Q3 at 2.5% vs. 2.4% in Q2 2017;
    Net charge-offs (“NCOs”) decreased by $4.5 million; NCOs at 0.92% of average loans held-in-portfolio vs. 1.01% in Q2 2017;
    Provision expense of $157.7 million, which includes a $66.4 million provision for loan losses related to the hurricanes and a $37.0 million provision related to the U.S. segment’s taxi medallion portfolio;
    Allowance for loan losses of $613.9 million vs. $509.2 million in Q2 2017; allowance for loan losses to loans held-in-portfolio at 2.65% for Q3 vs. 2.22% in Q2 2017; and
    Allowance for loan losses to NPLs at 104.8% for Q3 vs. 93.1% in Q2 2017.
  Common Equity Tier 1 ratio of 16.63%, Common Equity per Share of $51.31 and Tangible Book Value per Share of $44.79 at September 30, 2017

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 31, 2017--Popular, Inc. (the “Corporation,” “Popular,” "we," "us," "our,") (NASDAQ:BPOP) reported a net income of $20.7 million for the quarter ended September 30, 2017, compared to a net income of $96.2 million for the quarter ended June 30, 2017. The results for the quarter reflect the impact of Hurricanes Irma and Maria on those markets in which the Corporation operates a significant portion of its business, including Puerto Rico, the U.S. Virgin Islands (“USVI”) and the British Virgin Islands (“BVI”).

Ignacio Alvarez, President and Chief Executive Officer, said: “Hurricanes Irma and Maria struck Puerto Rico and the Virgin Islands in a two-week period, leaving unprecedented destruction in their wake. Since day one, our priority has been to take care of our clients, our colleagues and our communities.

For the past five weeks, we have been dealing with the logistical challenges resulting from the collapse of the electric, water and telecommunications systems in Puerto Rico. Despite these challenges, we have worked relentlessly to provide access to cash and other essential banking services as quickly as possible. Thanks to the efforts of our colleagues, which have been nothing short of heroic, the number of branches and ATMs in operation has increased consistently. Only one week after Maria, we had 53 branches out of 168 and 150 ATMs out of 635 up and running, as well as all digital channels, which remained available throughout and after the hurricane. We currently have 137 branches and 397 ATMs in operation, covering the entire island, including Puerto Rico's central mountain region and the island municipalities of Culebra and Vieques, which were severely impacted by the hurricanes. In the U.S. and British Virgin Islands we are currently operating 7 out of our 9 branches.

We are working closely with our clients to assess their needs, help them rebuild and take advantage of opportunities that will surely arise. To provide relief, we offered automatic payment deferrals and loan extensions to most of our clients. In addition, we have taken various measures to support our employees in these difficult times, including monetary assistance to those that suffered significant damages to their homes and interest-free loans.

We also mobilized to help severely impacted communities through Fundación Banco Popular and the Popular Community Bank Foundation, our philanthropic arms. We launched the Embracing Puerto Rico effort, seeded the fund with a $1.1 million donation and have obtained additional funds thanks to the generosity of partners, suppliers and friends. We also contributed to “Unidos por Puerto Rico”, a fundraising campaign spearheaded by Puerto Rico’s First Lady and were one of two sponsors of the “Somos Una Voz” concert that has raised over $35 million for earthquake victims in Mexico and hurricane victims in Texas, Florida, Puerto Rico and the Caribbean. Fundación Banco Popular is leveraging the relationships it has developed with non-profit organizations and community leaders throughout its almost 40-year history, delivering assistance directly to those who need it most.

While deeply saddened by the human losses and material damage brought by the hurricanes, the resilience we have witnessed inspires us and gives us confidence that we will recover and emerge stronger than before. The current situation presents a unique opportunity to make much needed structural changes on the island, and, as the leading financial institution, Popular is ready to play an important role in efforts to build a stronger and more sustainable Puerto Rico.”

Significant Events

During the month of September, Hurricanes Irma and Maria (the "hurricanes") made landfall and subsequently caused extensive destruction in Puerto Rico, the U.S. and British Virgin Islands, disrupting the markets in which Banco Popular de Puerto Rico (“BPPR”) does business.

On September 6, 2017, Hurricane Irma made landfall in the USVI and the BVI as a Category 5 hurricane on the Saffir-Simpson scale, causing catastrophic wind and water damage to the islands’ infrastructure, homes and businesses. Hurricane Irma’s winds and resulting flooding also impacted certain municipalities of Puerto Rico, causing the failure of electricity infrastructure in a significant portion of the island. While hurricane Irma also struck Popular’s operations in Florida, neither our operations nor those of our clients in the region were materially impacted.

Two weeks later, on September 20, 2017, Hurricane Maria, made landfall in Puerto Rico as a Category 4 hurricane, causing extensive destruction and flooding throughout Puerto Rico. As a result of the Hurricane, 100% of the island’s population was left without electrical power and there was significant disruption to the water distribution system. Other basic utility and infrastructure services such as communications, ports and transportation were also materially affected, causing a significant disruption to the island’s economic activity.

Prior to the hurricanes, the Corporation had implemented its business continuity action program. Although the Corporation’s business critical systems experienced minimal outages as a result of the storms, the Corporation’s physical operations in Puerto Rico, the USVI and the BVI, including its branch and ATM networks, were materially disrupted by the storms mostly due to lack of electricity and communication as well as limited accessibility. Currently, 82% of BPPR’s bank branches are open and 63% of ATMs are operating. Popular is working on a plan to reopen its remaining closed retail locations as soon as possible.

Reconstruction of the island’s electric infrastructure and restoration of the telecommunications network remain the most critical challenges for Puerto Rico’s recovery from the hurricanes. As of October 27, 2017, the Government of Puerto Rico estimated that electricity generation remained at 28% of pre-hurricane levels. “Point of sale” (POS) activity throughout the Island has been impacted by lack of electricity and telecommunications at many merchant locations. By the third week of October, debit and credit card purchase activity from our clients stood at approximately 55% to 65% when compared to pre-hurricane activity.

Impact on Earnings Related to Hurricanes

The following summarizes the estimated impact on the Corporation’s earnings for the quarter ended September 30, 2017 as a result of the impact caused by Hurricanes Irma and Maria, net of estimated insurance receivables of $7.5 million.

(In thousands)	Quarter ended September 30, 2017
Provision for loan losses (1)	$69,887
Operating expenses:
Personnel costs	$58
Net occupancy expenses	468
Business promotion
Donations	1,123
Other sponsorship and promotions expenses	203
Total business promotion	1,326
OREO expenses	2,685
Other expenses
Write-down of premises and equipment	3,932
Other operating expense	1,033
Total other expenses	4,965
Total operating expenses	$9,502
Total pre-tax hurricane expenses	$79,389

(1) Includes $3.5 million in provision for covered loans.

Provision for Loan Losses

Damages associated with Hurricanes Irma and Maria impacted certain of the Corporation’s asset quality measures, including higher delinquencies and non-performing loans. Payment channels, collection efforts and loss mitigation operations were interrupted during the last month of the quarter as a result of the hurricanes. An incremental provision expense of $69.9 million was made to the allowance for loan losses based on management’s best estimate of the impact of the hurricanes on the Corporation’s loan portfolios and the ability of borrowers to repay their loans, taking into consideration currently available information and the already challenging economic environment in Puerto Rico prior to the hurricanes.

Management has initially estimated that the effects of the hurricanes could result in loan losses in the range of $70 to $160 million. However, since the Corporation’s base allowance for loan losses already incorporated reserves for environmental factors such as unemployment and deterioration in economic activity of approximately $58 million, management increased the environmental factors reserve by $64.3 million to $122.2 million using the near mid-range as the best estimate. The $69.9 million provision also includes $5.6 million for the portfolio of purchased credit impaired loans, accounted for under ASC 310-30, for which the estimated cash flows were adjusted to reflect the three-month payment forbearance offered to certain eligible borrowers, as discussed above. Since there is significant uncertainty with respect to the full extent of the impact due to the unprecedented nature of Hurricane Maria, the estimate is judgmental and subject to change as conditions evolve. Management will continue to carefully assess and review the exposure of the portfolios to hurricane-related factors, economic trends and their effect on credit quality. Refer to additional information on the Credit Quality section of this earnings release.

Operating Expenses

The Corporation has over 200 branches and office buildings and over 2,000 repossessed properties in the areas affected by the hurricanes. While the Corporation has completed a preliminary estimate of the physical damages to these properties, it has been unable to individually examine each of these properties. As the Corporation continues to evaluate the extent of the damages, additional adjustments may be necessary. However, the Corporation believes that given its level of insurance coverage, the estimated impact of damages to these properties should not vary materially.

The results for the quarter include $6.6 million in expenses, net of $7.5 million in insurance receivables, from structural damages caused by the hurricanes to branches, buildings and repossessed properties as a result of the hurricanes. An additional $2.9 million in other operating expenses are reflected for costs such as donations, debris removal, fuel for backup generators and other ancillary costs associated with hurricane recovery efforts.

Expenses for the fourth quarter are expected to be between $320 and $330 million and consistent with our previous estimate of annual expenses.

Revenue Reduction

In addition to the previously mentioned incremental provision and direct operating expenses, results for the three months ended September 30, 2017 were impacted by the hurricanes in the form of a reduction in revenue resulting from reduced merchant transaction activity, the waiver of certain late fees and service charges, including ATM transaction fees, to businesses and consumers in hurricane-affected areas, as well as the economic and operational disruption in the Corporation’s mortgage origination, servicing and loss mitigation activities due to the hurricanes' operational and economic impact. These revenue captions resulted in a decrease in income of approximately $11 million in lower income when compared to the previous quarter, primarily driven by the disruption in our operations over the last 10 days of the quarter.

While the continued impact on transactional and collection based revenues will depend on the speed at which electricity, telecommunications and general merchant services can be restored across the region, we currently estimate that revenues in the fourth quarter could be further negatively impacted in an amount representing an additional $5 to $20 million from this quarter's results, excluding any impact on valuation of MSRs.

Refer to the Interest Income, Non-Interest Income and Expense sections of this earnings release for further information.

Earnings Highlights

(Unaudited)	Quarters ended			Nine months ended
(Dollars in thousands, except per share information)	30-Sep-17	30-Jun-17	30-Sep-16	30-Sep-17	30-Sep-16
Net interest income	$378,171	$374,479	$353,687	$1,114,748	$1,066,650
Provision for loan losses	157,659	49,965	42,594	249,681	130,202
Provision for loan losses - covered loans [1]	3,100	2,514	750	4,255	(1,551)
Net interest income after provision for loan losses	217,412	322,000	310,343	860,812	937,999
FDIC loss-share expense	(3,948)	(475)	(61,723)	(12,680)	(77,445)
Other non-interest income	104,322	117,268	137,701	345,716	375,556
Goodwill impairment charge	-	-	3,801	-	3,801
Other operating expenses	317,088	306,835	319,871	935,241	930,963
Income before income tax	698	131,958	62,649	258,607	301,346
Income tax (benefit) expense	(19,966)	35,732	15,839	48,772	80,550
Net income	$20,664	$96,226	$46,810	$209,835	$220,796
Net income applicable to common stock	$19,734	$95,295	$45,880	$207,043	$218,004
Net income per common share - Basic	$0.19	$0.94	$0.44	$2.03	$2.11
Net income per common share - Diluted	$0.19	$0.94	$0.44	$2.03	$2.11
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under an FDIC loss-sharing agreement.

Net interest income

Net interest income for the quarter ended September 30, 2017 was $378.2 million, compared to $374.5 million for the previous quarter. The impact of having one more day in the quarter had a positive effect in net interest income of $2.7 million. Net interest margin was 3.96% for the quarter compared to 4.02% for the previous quarter.

The increase of $3.7 million in net interest income was mainly related to the following:

Positive variances:

  Higher income from money market investments by $4.4 million, or 21 basis points, due to both a higher average volume of funds available to invest related mostly to a higher balance of deposits and a higher yield due to the increases in rates by the U.S. Federal Reserve late in the second quarter of 2017. The average rate of the money market investments portfolio for the quarter was 1.27%, compared to 1.06% in the second quarter of 2017;
  Higher income from commercial loans by $6.1 million, or 6 basis points, driven by higher average loan balances in both U.S. and Puerto Rico and a higher yield at BPPR due in part to one additional day in the quarter and the impact on the variable rate portfolio from the above-mentioned increases in rates; and
  Higher income from the consumer loans portfolio by $1.9 million, due to higher balances in both U.S. and Puerto Rico mostly resulting from loans acquired during the quarter, partially offset by lower yields mainly in the credit cards portfolio and the waiver of late payment fees from clients granted as part of Popular’s hurricane relief efforts,

Negative variances:

  Lower interest income from investment securities by $1.3 million, or 2 basis points, mainly due to lower yields, particularly on mortgage backed securities and collateralized mortgage obligations, and lower average balances driven by the amortization and prepayments of the portfolios;
  Lower income from mortgage loans by $2.5 million, or 10 basis points, due to lower yields impacted by loan delinquencies as a result of the business disruption from hurricanes Irma and Maria and the above-mentioned waiver of late payment fees to clients. Also, lower average balances resulting from lower lending activity and portfolio run-off both in P.R, and the U.S., contributed to the decline.
  Lower income from the portfolio acquired from Westernbank (“WB loans”) by $2.0 million, due to the normal portfolio amortization and lower yields; and
  Higher interest expense from deposits by $0.3 million, or 3 basis points, mostly due to higher volume of government and commercial deposits in Puerto Rico, a higher volume of time deposits in the U.S. to fund its commercial loan growth and the negative impact of one more day in the quarter.

BPPR’s net interest income amounted to $321.1 million for the quarter ended September 30, 2017, compared to $319.7 million for the previous quarter. The increase of $1.4 million in net interest income was mainly due to higher income from money market investments resulting from higher volumes and yields, as previously stated. Also, the results for the quarter reflected a higher yield from commercial loans resulting from higher volumes and the increase in market rates and higher income from consumer loans due to the acquisition of loans, as discussed above. These positive variances were partially offset by lower income from mortgage loans impacted by delinquencies resulting from the business disruption from Hurricanes Irma and Maria and the waiver of late payment fees related to the hurricanes, lower income from WB loans and higher interest expense on deposits mainly from the P.R. government. The net interest margin for the third quarter was 4.28%, a decline of 8 basis points when compared to 4.36% for the previous quarter. The decrease in net interest margin results mainly from the composition of earning assets, which has shifted towards lower yielding assets resulting from higher balances of Fed Funds, mainly as a result of higher balances of deposits and lower volume of WB loans, which carry a high yield relative to the non-WB portfolio. Puerto Rico assets yielded 4.63%, compared to 4.69% in the previous quarter, while the cost of interest bearing liabilities was 0.49%, compared to 0.46% in the previous quarter.

Banco Popular North America’s (“BPNA”) net interest income was $71.5 million, compared to $69.7 million in the previous quarter, mainly due to higher income resulting mostly from higher volume of commercial and consumer loans and the positive impact of one more day in the quarter, partially offset by higher deposit and short-term borrowing costs. Net interest margin decreased 4 basis points to 3.50%, compared to 3.54% for the previous quarter mostly due to higher cost of funds. U.S. earning assets yielded 4.29%, compared to 4.30% in the previous quarter, while the cost of interest bearing liabilities was 1.03% compared to 0.99% in the previous quarter.

Non-interest income

Non-interest income amounted to $100.4 million for the quarter ended September 30, 2017, compared to $116.8 million for the previous quarter. The results for the quarter reflect a reduction in various revenue streams, as a result of the impact of Hurricanes Irma and Maria. The reduction in revenues resulted from business interruptions causing lower volumes of transactions as well as disaster relief measures taken by the Corporation to help its customers. The unfavorable variance of $16.4 million in non-interest income was primarily driven by:

  Lower other service fees by $5.7 million mainly in credit and debit card fees at BPPR largely impacted by lower interchange income resulting from lower transaction volumes due to the business disruption in the regions impacted by the hurricanes and the waivers of credit card late fees during the month of September as a result of the disaster relief measures for customers implemented in response to the hurricanes;
  Lower income on mortgage banking activities by $5.5 million due to lower mortgage servicing fees driven by an increase in delinquency, due to the impact of the hurricanes on payment channels, collection and loss mitigation efforts; higher unfavorable fair value adjustments on mortgage servicing rights; and lower net gain on sale of loans mostly due to lower volume from securitization transactions also in part due to the aforementioned business disruption;
  Unfavorable variance in adjustments to indemnity reserves of $3.5 million due to an increase in the reserve for credit recourse;
  Higher FDIC loss-share expense by $3.5 million due to an unfavorable impact in the mirror accounting of impaired loans and higher recoveries on assets to be shared with the FDIC in the recovery period; and
  Lower other operating income by $5.4 million mainly due to lower earnings from investments under the equity method.

These negative variances were partially offset by an other-than-temporary impairment charge of $8.3 million on senior Puerto Rico Sales Tax Financing Corporation (“COFINA”) bonds classified as available-for-sale recorded during the previous quarter.

Refer to Table B for further details.

Financial Impact of the 2010 FDIC-Assisted Transaction

(Unaudited)	Quarters ended
(In thousands)	30-Sep-17	30-Jun-17	30-Sep-16

Income Statement
Interest income on WB loans	$35,939	$37,900	$40,867
Total FDIC loss-share expense	(3,948)	(475)	(61,723)
Provision (reversal) for loan losses- WB loans [1]	14,751	(417)	6,612
Total revenues less provision (reversal) for loan losses	$17,240	$37,842	$(27,468)

Balance Sheet
WB loans	$1,705,531	$1,737,448	$1,896,099
FDIC loss-share asset	48,470	52,583	152,467
FDIC true-up payment obligation	166,876	163,668	134,487
[1] The quarter ended June 30, 2017 includes the elimination of an incremental $6.0 million provision for loan losses related to the inter-company transfer of a loan between BPPR and Popular, Inc., its bank holding company, the impact of which is eliminated in the consolidated results of the Corporation in accordance with U.S. GAAP.

See additional details on accounting for the 2010 FDIC-Assisted transaction in Table O.

Operating expenses

Operating expenses amounted to $317.1 million for the third quarter of 2017, an increase of $10.3 million when compared to the second quarter of 2017. The increase in operating expenses was driven primarily by:

  Higher personnel cost by $0.8 million mostly due to higher salaries;
  Higher business promotion expense by $1.9 million mainly due to higher donations, which includes $1.1 million in donations to the hurricane relief efforts, and higher advertising expense, partially offset by lower customer reward program expense; and
  Higher other operating expenses by $13.8 million which includes $3.9 million of write-down of premises and equipment, $1.0 million in debris removal and other costs related to Hurricane Maria, higher provision for unused commitments by $1.5 million and higher legal contingency reserves.

These increases were partially offset by:

  Lower professional fees by $2.2 million mainly due to lower programming, processing and other technology services; and
  Lower OREO expenses by $4.9 million due to lower write-downs on valuation of mortgage properties at BPPR.

Non-personnel credit-related costs, which include collections, appraisals, credit related fees and OREO expenses, amounted to $15.3 million for the third quarter of 2017, compared to $20.4 million for the second quarter of 2017. The decrease was principally due to lower write-downs on OREO at BPPR.

Full-time equivalent employees were 7,787 as of September 30, 2017, compared to 7,789 as of June 30, 2017.

For a breakdown of operating expenses by category refer to table B.

Income taxes

For the quarter ended September 30, 2017, the Corporation recorded an income tax benefit of $20.0 million, compared to an income tax expense of $35.7 million for the previous quarter.

The income tax benefit for the quarter reflects the impact of the losses related to the hurricanes, which result in a reduction of taxable income and the related effective tax rate in our Puerto Rico operations, as the level of exempt income increases in proportion to the Corporation’s taxable income. The Corporation expects its effective tax rate for the year 2017 to be between 21% and 23%.

Credit Quality

As previously noted, asset quality measures were impacted by the damages caused by the hurricanes, which led to higher delinquencies and non-performing loans, as payment channels, collection efforts and loss mitigation operations were interrupted and mainly unavailable for the last 10 days of the quarter. A provision was made to the allowance for loans losses based on management’s best estimate of the impact of the hurricanes on the ability of the borrowers to repay their loans, in light of an already fragile economy in Puerto Rico prior to the hurricanes. Management will continue to carefully assess the exposure of the portfolios to hurricane-related factors, economic trends, and their effect on credit quality.

In response to the hurricanes’ effects on its customers, the Corporation implemented a 90-day moratorium, equal to three months of suspended payments for consumer and certain commercial borrowers that were current or less than ninety days past due in their payments as of September 30, 2017. The following presents asset quality results for the third quarter of 2017:

  Total non-performing loans held-in-portfolio increased by $38.8 million from the second quarter of 2017, driven by higher P.R. mortgage NPLs of $31.3 million, negatively impacted by the disruptions caused by Hurricane Maria. At September 30, 2017, NPLs to total loans held-in-portfolio were at 2.5% compared to 2.4% in the second quarter of 2017.
  Inflows of NPLs held-in-portfolio, excluding consumer loans, increased by $13.4 million quarter-over-quarter, mainly driven by higher inflows in the P.R. mortgage portfolio of $15.7 million.
  Net charge-offs decreased by $4.5 million from the second quarter of 2017, driven by: (i) lower P.R. commercial NCOs of $12.2 million, driven by the effect of a $12.3 million charge-off taken on a large commercial relationship during the previous quarter, partially offset by, (ii) higher U.S. commercial NCOs of $4.9 million related to the Taxi Medallion portfolio, and (iii) higher P.R. consumer NCOs of $4.5 million, mainly due to collection disruptions caused by Hurricane Maria. The Corporation’s ratio of annualized net charge-offs to average non-covered loans held-in-portfolio was at 0.92%, compared to 1.01% in the second quarter of 2017. Refer to Table J for further information on net charge-offs and related ratios.
  The allowance for loan losses (“ALLL”) increased by $104.7 million from the second quarter of 2017 to $613.9 million at September 30, 2017. The P.R. segment ALLL increased by $69.8 million. The environmental factors reserve, which considers unemployment and deterioration in economic activity, increased by $64.3 million to $122.2 million based on management’s best estimate, including the hurricanes’ impact on the loan portfolios using currently available information. While the reserve was increased to $122.2 million as the near mid-range estimate, management’s estimate ranged from approximately $70 million to $160 million. The provision expense for the quarter also includes $2.1 million for the portfolio of non-covered purchased credit impaired loans, accounted for under ASC 310-30, for which the estimated cash flows were adjusted to reflect the three-month payment forbearance offered to certain eligible borrowers. Since there is significant uncertainty with respect to the full extent of the impact due to the unprecedented effects of Hurricane Maria, the estimate is judgmental and subject to change as conditions evolve. Management will continue to carefully assess and review the exposure of the portfolios to hurricane-related factors, economic trends and their effect on credit quality. The U.S. segment ALLL increased by $34.8 million, driven by higher reserves for the U.S. taxi medallion portfolio.
  The general and specific reserves related to non-covered loans totaled $498.7 million and $115.2 million, respectively, at quarter-end, compared with $393.9 million and $115.3 million, respectively, at June 30, 2017. The ratio of the allowance for loan losses to loans held-in-portfolio was 2.65% in the third quarter of 2017, compared to 2.22% from the previous quarter.
  The ratio of the allowance for loan losses to NPLs held-in-portfolio increased to 104.8%, compared to 93.1% in the previous quarter.
  The provision for loan losses for non-covered loans for the third quarter of 2017 increased by $107.7 million quarter-over-quarter, which includes the above mentioned charge of $64.3 million related to Hurricane Maria’s estimated impact on the P.R. loan portfolios. The $34.8 million increase in the U.S. segment was mostly related to higher impairments for the taxi medallion portfolio. The provision to net charge-offs ratio was 297.4% in the third quarter of 2017, compared to 86.92% in the previous quarter.

Non-Performing Assets

(Unaudited)
(In thousands)	30-Sep-17	30-Jun-17	30-Sep-16
Total non-performing loans held-in-portfolio, excluding covered loans	$585,928	$547,129	$579,325
Other real estate owned (“OREO”), excluding covered OREO	176,728	181,096	184,828
Total non-performing assets, excluding covered assets	762,656	728,225	764,153
Covered loans and OREO	24,951	29,376	41,211
Total non-performing assets	$787,607	$757,601	$805,364
Net charge-offs for the quarter (excluding covered loans)	$53,009	$57,484	$35,140

Ratios (excluding covered loans):
Non-covered loans held-in-portfolio	$23,173,450	$22,918,271	$22,595,972
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.53%	2.39%	2.56%
Allowance for loan losses to loans held-in-portfolio	2.65	2.22	2.33
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	104.71	93.07	90.73

Refer to Table H for additional information.

Provision for Loan Losses

(Unaudited)	Quarters ended			Nine months ended
(In thousands)	30-Sep-17	30-Jun-17	30-Sep-16	30-Sep-17	30-Sep-16
Provision for loan losses:
BPPR [1]	$115,115	$42,173	$36,281	$188,766	$118,503
BPNA	42,544	7,792	6,313	60,915	11,699
Total provision for loan losses - non-covered loans	$157,659	$49,965	$42,594	$249,681	$130,202
Provision (reversal) for loan losses - covered loans	3,100	2,514	750	4,255	(1,551)
Total provision for loan losses	$160,759	$52,479	$43,344	$253,936	$128,651
[1] For the quarter ended June 30, 2017, and for the nine months ended September 30, 2017, includes the elimination of an incremental $6.0 million provision for loan losses related to the inter-company transfer of a loan between BPPR and Popular, Inc., its bank holding company, the impact of which is eliminated in the consolidated results of the Corporation in accordance with U.S. GAAP.

Credit Quality by Segment

(Unaudited)
(In thousands)	Quarters ended
BPPR		30-Sep-17	30-Jun-17	30-Sep-16
Provision for loan losses	[1]	$115,115	$42,173	$36,281
Net charge-offs	[1]	45,301	54,255	32,959
Total non-performing loans held-in-portfolio, excluding covered loans		548,666	517,382	551,238
Allowance / non-covered loans held-in-portfolio		3.06%	2.66%	2.80%
[1] For the quarter ended June 30, 2017, includes the elimination of an incremental $6.0 million provision for loan losses and corresponding charge-off related to the inter-company transfer of a loan between BPPR and Popular, Inc., its bank holding company, the impact of which is eliminated in the consolidated results of the Corporation in accordance with U.S. GAAP.

	Quarters ended
BPNA	30-Sep-17	30-Jun-17	30-Sep-16
Provision for loan losses	$42,544	$7,792	$6,313
Net charge-offs	7,708	3,229	2,181
Total non-performing loans held-in-portfolio	37,262	29,747	28,087
Allowance / non-covered loans held-in-portfolio	1.48%	0.94%	0.78%

Financial Condition Highlights

(Unaudited)
(In thousands)	30-Sep-17	30-Jun-17	30-Sep-16
Cash and money market investments	$6,005,649	$4,625,318	$4,314,040
Trading and investment securities	9,374,355	9,726,158	7,968,004
Loans not covered under loss-sharing agreements with the FDIC	23,173,450	22,918,271	22,595,972
Loans covered under loss-sharing agreements with the FDIC	524,854	536,341	588,211
Total assets	42,601,267	41,242,669	39,054,296
Deposits	34,248,936	33,122,033	30,327,045
Borrowings	2,147,064	1,968,419	2,364,984
Liabilities from discontinued operations	-	-	1,815
Total liabilities	37,315,836	35,964,624	33,673,901
Stockholders’ equity	5,285,431	5,278,045	5,380,395

Total assets increased by $1.4 billion from the second quarter of 2017, driven by:

  An increase of $1.3 billion in money market investments, mainly at BPPR, due to higher liquidity driven by an increase in deposit balances;
  A net increase of $0.3 billion in non-covered loans held-in-portfolio, mainly driven by growth of commercial loans at BPNA; and
  An increase of $0.2 billion primarily in accounts receivable related to maturities of U.S. Treasury securities pending to be settled.

These positive variances were partially offset by:

  A decrease of $0.3 billion in investment securities available-for-sale mainly in U.S. Treasury securities at BPPR.

Total liabilities increased by $1.4 billion from the second quarter of 2017, principally driven by:

  An increase of $1.1 billion in deposits mainly due to an increase in commercial savings and NOW deposits and demand deposits from the Puerto Rico public sector at BPPR. Refer to Table G for additional information on deposits; and
  An increase of $0.2 billion in other short-term borrowings at BPNA.

Stockholders’ equity increased by approximately $7.4 million from the second quarter of 2017, mainly as a result of net income for the quarter of $20.7 million and lower unrealized losses on securities available-for-sale, offset by declared dividends of $25.5 million on common stock and $0.9 million in dividends on preferred stock.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 16.63%, $51.31 and $44.79, respectively at September 30, 2017, compared to 16.68%, $51.26 and $44.71 at June 30, 2017. Refer to Table A for capital ratios.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives, and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal proceedings and new accounting standards on the Corporation’s financial condition and results of operations, and the impact of Hurricanes Irma and Maria on us. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2016, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 to be filed with the SEC. Those filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. Popular provides retail, mortgage and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey and Florida under the name of Popular Community Bank.

Conference Call

Popular will hold a conference call to discuss its financial results today Tuesday, October 31, 2017 at 11:00 a.m. Eastern Time. The call will be open to the public and broadcasted live over the Internet, and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 1-866-235-1201 or 1-412-902-4127. There is no charge to access the call.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Thursday, November 30, 2017. The replay dial-in is: 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10113654.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

Table F - Mortgage Banking Activities and Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

Table O - Financial Information - Westernbank Loans

POPULAR, INC.
Financial Supplement to Third Quarter 2017 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarters ended			Nine months ended
	30-Sep-17	30-Jun-17	30-Sep-16	30-Sep-17	30-Sep-16
Basic EPS	$0.19	$0.94	$0.44	$2.03	$2.11
Diluted EPS	$0.19	$0.94	$0.44	$2.03	$2.11
Average common shares outstanding	101,652,352	101,601,552	103,296,443	102,057,607	103,243,851
Average common shares outstanding - assuming dilution	101,763,872	101,708,703	103,465,385	102,185,544	103,383,949
Common shares outstanding at end of period	102,026,417	101,986,758	103,762,596	102,026,417	103,762,596

Market value per common share	$35.94	$41.71	$38.22	$35.94	$38.22

Market capitalization - (In millions)	$3,667	$4,254	$3,966	$3,667	$3,966

Return on average assets	0.20%	0.94%	0.49%	0.69%	0.79%
	.	.
Return on average common equity	1.47%	7.24%	3.46%	5.24%	5.59%

Net interest margin	3.96%	4.02%	4.12%	4.02%	4.29%

Common equity per share	$51.31	$51.26	$51.37	$51.31	$51.37

Tangible common book value per common share (non-GAAP) [1]	$44.79	$44.71	$44.86	$44.79	$44.86

Tangible common equity to tangible assets (non-GAAP) [1]	10.90%	11.24%	12.13%	10.90%	12.13%

Tier 1 capital	16.63%	16.68%	16.64%	16.63%	16.64%

Total capital	19.62%	19.66%	19.65%	19.62%	19.65%

Tier 1 leverage	10.29%	10.48%	11.21%	10.29%	11.21%

Common Equity Tier 1 capital	16.63%	16.68%	16.64%	16.63%	16.64%
[1] Refer to Table N for the reconciliation to GAAP financial measures.

POPULAR, INC.
Financial Supplement to Third Quarter 2017 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)

	Quarters ended		Variance	Quarter ended	Variance	Nine months ended
(In thousands, except per share information)	30-Sep-17	30-Jun-17	Q3 2017 vs. Q2 2017	30-Sep-16	Q3 2017 vs. Q3 2016	30-Sep-17	30-Sep-16
Interest income:
Loans	$371,979	$367,669	$4,310	$363,550	$8,429	$1,102,784	$1,096,468
Money market investments	15,529	11,131	4,398	4,568	10,961	33,233	11,320
Investment securities	47,276	48,537	(1,261)	37,732	9,544	140,699	110,728
Trading account securities	1,099	1,396	(297)	1,449	(350)	3,895	5,013
Total interest income	435,883	428,733	7,150	407,299	28,584	1,280,611	1,223,529
Interest expense:
Deposits	37,058	34,092	2,966	32,362	4,696	104,907	92,835
Short-term borrowings	1,524	1,115	409	2,132	(608)	3,734	6,051
Long-term debt	19,130	19,047	83	19,118	12	57,222	57,993
Total interest expense	57,712	54,254	3,458	53,612	4,100	165,863	156,879
Net interest income	378,171	374,479	3,692	353,687	24,484	1,114,748	1,066,650
Provision for loan losses - non-covered loans	157,659	49,965	107,694	42,594	115,065	249,681	130,202
Provision (reversal) for loan losses - covered loans	3,100	2,514	586	750	2,350	4,255	(1,551)
Net interest income after provision for loan losses	217,412	322,000	(104,588)	310,343	(92,931)	860,812	937,999
Service charges on deposit accounts	39,273	41,073	(1,800)	40,776	(1,503)	119,882	120,934
Other service fees	53,481	59,168	(5,687)	59,169	(5,688)	168,824	169,496
Mortgage banking activities	5,239	10,741	(5,502)	15,272	(10,033)	27,349	42,050
Net gain and valuation adjustments on investment securities	103	19	84	349	(246)	284	1,932
Other-than-temporary impairment losses on investment securities	-	(8,299)	8,299	-	-	(8,299)	(209)
Trading account profit (loss)	253	(655)	908	(113)	366	(680)	842
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(420)	-	(420)	8,549	(8,969)	(420)	8,245
Adjustments (expense) to indemnity reserves on loans sold	(6,406)	(2,930)	(3,476)	(4,390)	(2,016)	(11,302)	(14,234)
FDIC loss-share expense	(3,948)	(475)	(3,473)	(61,723)	57,775	(12,680)	(77,445)
Other operating income	12,799	18,151	(5,352)	18,089	(5,290)	50,078	46,500
Total non-interest income	100,374	116,793	(16,419)	75,978	24,396	333,036	298,111
Operating expenses:
Personnel costs
Salaries	78,976	77,703	1,273	77,770	1,206	235,055	230,860
Commissions, incentives and other bonuses	16,879	18,295	(1,416)	18,528	(1,649)	55,252	56,279
Pension, postretirement and medical insurance	11,535	12,590	(1,055)	13,413	(1,878)	35,369	38,803
Other personnel costs, including payroll taxes	12,246	10,227	2,019	11,513	733	38,382	39,081
Total personnel costs	119,636	118,815	821	121,224	(1,588)	364,058	365,023
Net occupancy expenses	22,254	22,265	(11)	21,626	628	65,295	63,770
Equipment expenses	16,457	16,250	207	15,922	535	48,677	45,731
Other taxes	10,858	10,740	118	11,324	(466)	32,567	31,689
Professional fees
Collections, appraisals and other credit related fees	3,559	3,779	(220)	4,005	(446)	11,161	13,479
Programming, processing and other technology services	49,717	51,569	(1,852)	52,174	(2,457)	149,377	152,270
Legal fees, excluding collections	2,928	2,314	614	11,428	(8,500)	8,538	27,691
Other professional fees	14,568	15,272	(704)	13,659	909	43,880	43,910
Total professional fees	70,772	72,934	(2,162)	81,266	(10,494)	212,956	237,350
Communications	5,394	5,899	(505)	5,785	(391)	17,242	18,117
Business promotion	15,216	13,366	1,850	12,726	2,490	40,158	37,541
FDIC deposit insurance	6,271	6,172	99	5,854	417	18,936	18,586
Other real estate owned (OREO) expenses	11,724	16,670	(4,946)	11,295	429	41,212	33,416
Credit and debit card processing, volume, interchange and other expenses	7,375	6,441	934	3,640	3,735	19,348	15,979
Other operating expenses
Operational losses	13,222	7,215	6,007	19,609	(6,387)	27,973	29,416
All other	15,564	7,724	7,840	6,503	9,061	39,785	25,037
Total other operating expenses	28,786	14,939	13,847	26,112	2,674	67,758	54,453
Amortization of intangibles	2,345	2,344	1	3,097	(752)	7,034	9,308
Goodwill impairment charge	-	-	-	3,801	(3,801)	-	3,801
Total operating expenses	317,088	306,835	10,253	323,672	(6,584)	935,241	934,764
Income before income tax	698	131,958	(131,260)	62,649	(61,951)	258,607	301,346
Income tax (benefit) expense	(19,966)	35,732	(55,698)	15,839	(35,805)	48,772	80,550
Net income	$20,664	$96,226	$(75,562)	$46,810	$(26,146)	$209,835	$220,796
Net income applicable to common stock	$19,734	$95,295	$(75,561)	$45,880	$(26,146)	$207,043	$218,004
Net income per common share - basic	$0.19	$0.94	$(0.75)	$0.44	$(0.25)	$2.03	$2.11
Net income per common share - diluted	$0.19	$0.94	$(0.75)	$0.44	$(0.25)	$2.03	$2.11
Dividends Declared per Common Share	$0.25	$0.25	$-	$0.15	$0.10	$0.75	$0.45

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
				Q3 2017 vs.
(In thousands)	30-Sep-17	30-Jun-17	30-Sep-16	Q2 2017
Assets:
Cash and due from banks	$517,437	$405,688	$350,545	$111,749
Money market investments	5,488,212	4,219,630	3,963,495	1,268,582
Trading account securities, at fair value	45,951	50,293	72,584	(4,342)
Investment securities available-for-sale, at fair value	9,061,001	9,409,402	7,628,656	(348,401)
Investment securities held-to-maturity, at amortized cost	93,438	96,286	97,973	(2,848)
Other investment securities, at lower of cost or realizable value	173,965	170,177	168,791	3,788
Loans held-for-sale, at lower of cost or fair value	68,864	69,797	72,076	(933)
Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	23,302,047	23,046,078	22,714,358	255,969
Loans covered under loss-sharing agreements with the FDIC	524,854	536,341	588,211	(11,487)
Less: Unearned income	128,597	127,807	118,386	790
Allowance for loan losses	646,913	540,014	555,855	106,899
Total loans held-in-portfolio, net	23,051,391	22,914,598	22,628,328	136,793
FDIC loss-share asset	48,470	52,583	152,467	(4,113)
Premises and equipment, net	532,532	546,986	537,975	(14,454)
Other real estate not covered under loss-sharing agreements with the FDIC	176,728	181,096	184,828	(4,368)
Other real estate covered under loss-sharing agreements with the FDIC	21,545	25,350	37,414	(3,805)
Accrued income receivable	146,339	136,104	119,691	10,235
Mortgage servicing assets, at fair value	180,157	188,728	200,354	(8,571)
Other assets	2,329,927	2,108,296	2,163,939	221,631
Goodwill	627,294	627,294	627,294	-
Other intangible assets	38,016	40,361	47,886	(2,345)
Total assets	$42,601,267	$41,242,669	$39,054,296	$1,358,598
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$7,449,857	$7,481,732	$6,950,287	$(31,875)
Interest bearing	26,799,079	25,640,301	23,376,758	1,158,778
Total deposits	34,248,936	33,122,033	30,327,045	1,126,903
Federal funds purchased and assets sold under agreements to repurchase	374,405	406,385	765,251	(31,980)
Other short-term borrowings	240,598	1,200	1,200	239,398
Notes payable	1,532,061	1,560,834	1,598,533	(28,773)
Other liabilities	919,836	874,172	980,057	45,664
Liabilities from discontinued operations	-	-	1,815	-
Total liabilities	37,315,836	35,964,624	33,673,901	1,351,212
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,042	1,041	1,040	1
Surplus	4,265,053	4,263,370	4,234,842	1,683
Retained earnings	1,350,730	1,356,504	1,259,295	(5,774)
Treasury stock	(90,222)	(90,087)	(7,647)	(135)
Accumulated other comprehensive loss	(291,332)	(302,943)	(157,295)	11,611
Total stockholders’ equity	5,285,431	5,278,045	5,380,395	7,386
Total liabilities and stockholders’ equity	$42,601,267	$41,242,669	$39,054,296	$1,358,598

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
	30-Sep-17			30-Jun-17			30-Sep-16			Q3 2017 vs. Q2 2017			Q3 2017 vs. Q3 2016
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$14,483	$63.9	1.76%	$14,018	$61.1	1.74%	$11,159	$43.7	1.57%	$465	$2.8	0.02%	$3,324	$20.2	0.19%
Loans not covered under loss-sharing agreements with the FDIC:
Commercial	10,065	128.3	5.06	9,815	122.2	5.00	9,269	113.8	4.88	250	6.1	0.06	796	14.5	0.18
Construction	826	12.0	5.77	812	11.2	5.54	739	10.1	5.44	14	0.8	0.23	87	1.9	0.33
Mortgage	6,444	84.8	5.26	6,518	87.3	5.36	6,637	88.3	5.32	(74)	(2.5)	(0.10)	(193)	(3.5)	(0.06)
Consumer	3,782	99.1	10.40	3,698	97.2	10.55	3,847	99.3	10.27	84	1.9	(0.15)	(65)	(0.2)	0.13
Lease financing	750	11.9	6.37	727	11.8	6.48	669	11.2	6.72	23	0.1	(0.11)	81	0.7	(0.35)
Total loans (excluding WB loans)	21,867	336.1	6.11	21,570	329.7	6.13	21,161	322.7	6.08	297	6.4	(0.02)	706	13.4	0.03
WB loans	1,681	35.9	8.50	1,739	37.9	8.73	1,881	40.9	8.65	(58)	(2.0)	(0.23)	(200)	(5.0)	(0.15)
Total loans	23,548	372.0	6.28	23,309	367.6	6.32	23,042	363.6	6.29	239	4.4	(0.04)	506	8.4	(0.01)
Total interest earning assets	$38,031	$435.9	4.56%	$37,327	$428.7	4.60%	$34,201	$407.3	4.75%	$704	$7.2	(0.04)%	$3,830	$28.6	(0.19)%
Allowance for loan losses	(566)			(537)			(553)			(29)			(13)
Other non-interest earning assets	4,238			4,281			4,443			(43)			(205)
Total average assets	$41,703			$41,071			$38,091			$632			$3,612

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$10,465	$10.3	0.39%	$9,941	$8.9	0.36%	$7,326	$7.0	0.38%	$524	$1.4	0.03%	$3,139	$3.3	0.01%
Savings	8,260	5.0	0.24	8,134	5.0	0.24	7,550	4.6	0.24	126	-	-	710	0.4	-
Time deposits	7,543	21.8	1.14	7,661	20.2	1.06	7,859	20.7	1.05	(118)	1.6	0.08	(316)	1.1	0.09
Total interest bearing deposits	26,268	37.1	0.56	25,736	34.1	0.53	22,735	32.3	0.57	532	3.0	0.03	3,533	4.8	(0.01)
Borrowings	1,982	20.6	4.17	1,936	20.1	4.18	2,398	21.3	3.55	46	0.5	(0.01)	(416)	(0.7)	0.62
Total interest bearing liabilities	28,250	57.7	0.81	27,672	54.2	0.79	25,133	53.6	0.85	578	3.5	0.02	3,117	4.1	(0.04)
Net interest spread			3.75%			3.81%			3.90%			(0.06)%			(0.15)%
Non-interest bearing deposits	7,235			7,204			6,676			31			559
Other liabilities	832			869			955			(37)			(123)
Liabilities from discontinued operations	-			-			2			-			(2)
Stockholders' equity	5,386			5,326			5,325			60			61
Total average liabilities and stockholders' equity	$41,703			$41,071			$38,091			$632			$3,612

Net interest income / margin non-taxable equivalent basis		$378.2	3.96%		$374.5	4.02%		$353.7	4.12%		$3.7	(0.06)%		$24.5	(0.16)%

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE
(Unaudited)

	Nine months ended			Nine months ended
	30-Sep-17			30-Sep-16			Variance
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
($ amounts in millions; yields not on a taxable equivalent basis)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$13,649	$177.8	1.74%	$10,136	$127.0	1.67%	$3,513	$50.8	0.07%
Loans not covered under loss-sharing agreements with the FDIC:
Commercial	9,863	369.3	5.01	9,126	335.3	4.91	737	34.0	0.10
Construction	819	34.2	5.57	722	29.1	5.39	97	5.1	0.18
Mortgage	6,522	260.4	5.32	6,736	266.9	5.28	(214)	(6.5)	0.04
Consumer	3,728	291.6	10.46	3,839	296.7	10.32	(111)	(5.1)	0.14
Lease financing	728	35.3	6.46	650	32.9	6.74	78	2.4	(0.28)
Total loans (excluding WB loans)	21,660	990.8	6.11	21,073	960.9	6.09	587	29.9	0.02
WB loans	1,743	112.0	8.59	1,984	135.6	9.12	(241)	(23.6)	(0.53)
Total loans	23,403	1,102.8	6.29	23,057	1,096.5	6.35	346	6.3	(0.06)
Total interest earning assets	$37,052	$1,280.6	4.62%	$33,193	$1,223.5	4.92%	$3,859	$57.1	(0.30)%
Allowance for loan losses	(548)			(542)			(6)
Other non-interest earning assets	4,277			4,469			(192)
Total average assets	$40,781			$37,120			$3,661

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$9,647	$27.7	0.38%	$6,689	$19.2	0.38%	$2,958	$8.5	-%
Savings	8,146	14.9	0.24	7,438	13.3	0.24	708	1.6	-
Time deposits	7,653	62.3	1.09	7,928	60.3	1.02	(275)	2.0	0.07
Total interest bearing deposits	25,446	104.9	0.55	22,055	92.8	0.56	3,391	12.1	(0.01)
Borrowings	1,981	61.0	4.11	2,382	64.0	3.59	(401)	(3.0)	0.52
Total interest bearing liabilities	27,427	165.9	0.81	24,437	156.8	0.86	2,990	9.1	(0.05)
Net interest spread			3.81%			4.06%			(0.25)%
Non-interest bearing deposits	7,156			6,484			672
Other liabilities	865			937			(72)
Liabilities from discontinued operations	-			2			(2)
Stockholders' equity	5,333			5,260			73
Total average liabilities and stockholders' equity	$40,781			$37,120			$3,661

Net interest income / margin non-taxable equivalent basis		$1,114.7	4.02%		$1,066.7	4.29%		$48.0	(0.27)%

Financial Supplement to Third Quarter 2017 Earnings Release
Table F - Mortgage Banking Activities and Other Service Fees
(Unaudited)

Mortgage Banking Activities
	Quarters ended			Variance		Nine months ended		Variance
(In thousands)	30-Sep-17	30-Jun-17	30-Sep-16	Q3 2017 vs.Q2 2017	Q3 2017 vs.Q3 2016	30-Sep-17	30-Sep-16	2017 vs. 2016
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$12,012	$13,021	$14,520	$(1,009)	$(2,508)	$38,485	$43,997	$(5,512)
Mortgage servicing rights fair value adjustments	(10,262)	(8,046)	(6,062)	(2,216)	(4,200)	(24,262)	(18,879)	(5,383)
Total mortgage servicing fees, net of fair value adjustments	1,750	4,975	8,458	(3,225)	(6,708)	14,223	25,118	(10,895)
Net gain on sale of loans, including valuation on loans held-for-sale	4,244	7,250	8,857	(3,006)	(4,613)	16,875	24,441	(7,566)
Trading account loss:
Unrealized (losses) gains on outstanding derivative positions	(147)	83	95	(230)	(242)	(104)	(44)	(60)
Realized losses on closed derivative positions	(608)	(1,567)	(2,138)	959	1,530	(3,645)	(7,465)	3,820
Total trading account loss	(755)	(1,484)	(2,043)	729	1,288	(3,749)	(7,509)	3,760
Total mortgage banking activities	$5,239	$10,741	$15,272	$(5,502)	$(10,033)	$27,349	$42,050	$(14,701)

Other Service Fees
	Quarters ended			Variance		Nine months ended		Variance
(In thousands)	30-Sep-17	30-Jun-17	30-Sep-16	Q3 2017 vs.Q2 2017	Q3 2017 vs.Q3 2016	30-Sep-17	30-Sep-16	2017 vs. 2016
Other service fees:
Debit card fees	$10,359	$11,576	$11,483	$(1,217)	$(1,124)	$33,478	$34,153	$(675)
Insurance fees	13,076	13,529	15,943	(453)	(2,867)	39,410	42,678	(3,268)
Credit card fees	16,699	19,305	17,644	(2,606)	(945)	54,280	52,202	2,078
Sale and administration of investment products	5,496	5,799	5,542	(303)	(46)	16,377	15,798	579
Trust fees	4,817	4,903	4,968	(86)	(151)	14,675	14,029	646
Other fees	3,034	4,056	3,589	(1,022)	(555)	10,604	10,636	(32)
Total other service fees	$53,481	$59,168	$59,169	$(5,687)	$(5,688)	$168,824	$169,496	$(672)

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(In thousands)	30-Sep-17	30-Jun-17	30-Sep-16	Q3 2017 vs. Q2 2017	Q3 2017 vs. Q3 2016
Loans not covered under FDIC loss-sharing agreements:
Commercial	$11,227,095	$11,047,359	$10,537,191	$179,736	$689,904
Construction	823,325	784,389	731,352	38,936	91,973
Legacy [1]	37,508	39,067	47,914	(1,559)	(10,406)
Lease financing	754,881	743,603	682,810	11,278	72,071
Mortgage	6,529,235	6,552,796	6,774,497	(23,561)	(245,262)
Consumer	3,801,406	3,751,057	3,822,208	50,349	(20,802)
Total non-covered loans held-in-portfolio	$23,173,450	$22,918,271	$22,595,972	$255,179	$577,478
Loans covered under FDIC loss-sharing agreements	524,854	536,341	588,211	(11,487)	(63,357)
Total loans held-in-portfolio	$23,698,304	$23,454,612	$23,184,183	$243,692	$514,121
Loans held-for-sale:
Mortgage	68,864	69,797	72,076	(933)	(3,212)
Total loans held-for-sale	$68,864	$69,797	$72,076	$(933)	$(3,212)
Total loans	$23,767,168	$23,524,409	$23,256,259	$242,759	$510,909
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

Deposits - Ending Balances
				Variance
(In thousands)	30-Sep-17	30-Jun-17	30-Sep-16	Q3 2017 vs. Q2 2017	Q3 2017 vs.Q3 2016
Demand deposits [1]	$11,576,048	$11,194,860	$9,161,839	$381,188	$2,414,209
Savings, NOW and money market deposits (non-brokered)	14,638,191	13,946,680	12,872,072	691,511	1,766,119
Savings, NOW and money market deposits (brokered)	422,174	424,303	391,128	(2,129)	31,046
Time deposits (non-brokered)	7,446,922	7,361,587	7,619,232	85,335	(172,310)
Time deposits (brokered CDs)	165,601	194,603	282,774	(29,002)	(117,173)
Total deposits	$34,248,936	$33,122,033	$30,327,045	$1,126,903	$3,921,891
[1] Includes interest and non-interest bearing demand deposits.

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	30-Sep-17	As a % of loans HIP by category	30-Jun-17	As a % of loans HIP by category	30-Sep-16	As a % of loans HIP by category	Q3 2017 vs. Q2 2017	Q3 2017 vs. Q3 2016
Non-accrual loans:
Commercial	$165,352	1.5%	$166,864	1.5%	$170,571	1.6%	$(1,512)	$(5,219)
Construction	99	-	-	-	-	―	99	99
Legacy [1]	3,268	8.7	3,360	8.6	3,450	7.2	(92)	(182)
Lease financing	2,684	0.4	2,065	0.3	2,878	0.4	619	(194)
Mortgage	352,315	5.4	318,922	4.9	345,776	5.1	33,393	6,539
Consumer	62,210	1.6	55,918	1.5	56,650	1.5	6,292	5,560
Total non-performing loans held-in-portfolio, excluding covered loans	585,928	2.5%	547,129	2.4%	579,325	2.6%	38,799	6,603
Other real estate owned (“OREO”), excluding covered OREO	176,728		181,096		184,828		(4,368)	(8,100)
Total non-performing assets, excluding covered assets	762,656		728,225		764,153		34,431	(1,497)
Covered loans and OREO	24,951		29,376		41,211		(4,425)	(16,260)
Total non-performing assets	$787,607		$757,601		$805,364		$30,006	$(17,757)
Accruing loans past due 90 days or more [3]	$465,127		$391,569		$418,652		$73,558	$46,475
Ratios excluding covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.53%		2.39%		2.56%
Allowance for loan losses to loans held-in-portfolio	2.65		2.22		2.33
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	104.77		93.07		90.73
Ratios including covered loans:
Non-performing assets to total assets	1.85%		1.84%		2.06%
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.49		2.35		2.52
Allowance for loan losses to loans held-in-portfolio	2.73		2.30		2.40
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	109.77		97.98		95.32
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[2] There were no non-performing loans held-for-sale as of September 30, 2017, June 30, 2017 and September 30, 2016.
[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $157 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of September 30, 2017 (June 30, 2017 - $160 million; September 30, 2016 - $174 million). Furthermore, the Corporation has approximately $57 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation's policy to exclude these balances from non-performing assets (June 30, 2017 - $57 million; September 30, 2016 - $72 million).

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-17			30-Jun-17
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$162,863	$4,001	$166,864	$175,477	$3,764	$179,241
Plus:
New non-performing loans	8,085	4,027	12,112	13,809	1,027	14,836
Advances on existing non-performing loans	-	-	-	-	4	4
Less:
Non-performing loans transferred to OREO	(76)	-	(76)	(2,442)	-	(2,442)
Non-performing loans charged-off	(3,587)	(49)	(3,636)	(19,184)	(22)	(19,206)
Loans returned to accrual status / loan collections	(7,242)	(2,670)	(9,912)	(4,797)	(772)	(5,569)
Ending balance NPLs	$160,043	$5,309	$165,352	$162,863	$4,001	$166,864

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-17			30-Jun-17
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$-	$-	$-	$-	$-	$-
Plus:
New non-performing loans	99	-	99	-	-	-
Ending balance NPLs	$99	$-	$99	$-	$-	$-

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-17			30-Jun-17
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$306,642	$12,280	$318,922	$319,450	$11,889	$331,339
Plus:
New non-performing loans	97,314	5,349	102,663	81,582	4,990	86,572
Less:
Non-performing loans transferred to OREO	(9,408)	-	(9,408)	(12,229)	-	(12,229)
Non-performing loans charged-off	(10,864)	(66)	(10,930)	(14,123)	(580)	(14,703)
Loans returned to accrual status / loan collections	(45,717)	(3,215)	(48,932)	(68,038)	(4,019)	(72,057)
Ending balance NPLs	$337,967	$14,348	$352,315	$306,642	$12,280	$318,922

Legacy loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-17			30-Jun-17
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$-	$3,360	$3,360	$-	$3,335	$3,335
Plus:
New non-performing loans	-	-	-	-	114	114
Advances on existing non-performing loans	-	64	64	-	8	8
Less:
Non-performing loans charged-off	-	(14)	(14)	-	(11)	(11)
Loans returned to accrual status / loan collections	-	(142)	(142)	-	(86)	(86)
Ending balance NPLs	$-	$3,268	$3,268	$-	$3,360	$3,360

Total non-performing loans held-in-portfolio (excluding consumer and covered loans):
	Quarter ended			Quarter ended
	30-Sep-17			30-Jun-17
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$469,505	$19,641	$489,146	$494,927	$18,988	$513,915
Plus:
New non-performing loans	105,498	9,376	114,874	95,391	6,131	101,522
Advances on existing non-performing loans	-	64	64	-	12	12
Less:
Non-performing loans transferred to OREO	(9,484)	-	(9,484)	(14,671)	-	(14,671)
Non-performing loans charged-off	(14,451)	(129)	(14,580)	(33,307)	(613)	(33,920)
Loans returned to accrual status / loan collections	(52,959)	(6,027)	(58,986)	(72,835)	(4,877)	(77,712)
Ending balance NPLs	$498,109	$22,925	$521,034	$469,505	$19,641	$489,146

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended					Quarter ended					Quarter ended
	30-Sep-17					30-Jun-17					30-Sep-16
(Dollars in thousands)	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total
Balance at beginning of period	$509,206		$30,808	$540,014		$516,725		$27,771	$544,496		$518,139		$30,581	$548,720
Provision (reversal) for loan losses	157,659		3,100	160,759		49,965		2,514	52,479		42,594		750	43,344
	666,865		33,908	700,773		566,690		30,285	596,975		560,733		31,331	592,064
Net loans charged-off (recovered):
BPPR
Commercial [2]	(438)		-	(438)		11,745		-	11,745		3,199		-	3,199
Construction	(50)		-	(50)		(2,370)		-	(2,370)		886		-	886
Lease financing	1,495		-	1,495		1,438		-	1,438		816		-	816
Mortgage	17,071		831	17,902		20,753		(538)	20,215		15,237		661	15,898
Consumer	27,223		20	27,243		22,689		15	22,704		12,821		408	13,229
Total BPPR	45,301		851	46,152		54,255		(523)	53,732		32,959		1,069	34,028

BPNA
Commercial	4,282		-	4,282		(643)		-	(643)		(1,173)		-	(1,173)
Legacy [1]	(297)		-	(297)		(298)		-	(298)		(520)		-	(520)
Mortgage	(174)		-	(174)		462		-	462		1,942		-	1,942
Consumer	3,897		-	3,897		3,708		-	3,708		1,932		-	1,932
Total BPNA	7,708		-	7,708		3,229		-	3,229		2,181		-	2,181
Total loans charged-off - Popular, Inc.	53,009		851	53,860		57,484		(523)	56,961		35,140		1,069	36,209
Balance at end of period	$613,856		$33,057	$646,913		$509,206		$30,808	$540,014		$525,593		$30,262	$555,855

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.92%			0.92%		1.01%			0.98%		0.63%			0.63%
Provision for loan losses to net charge-offs	2.97	x		2.98	x	0.87	x		0.92	x	1.21	x		1.20	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.07%			1.05%		1.28%			1.23%		0.77%			0.77%
Provision for loan losses to net charge-offs	2.54	x		2.56	x	0.78	x		0.83	x	1.10	x		1.09	x

BPNA
Annualized net charge-offs (recoveries) to average loans held-in-portfolio				0.52%					0.22%					0.17%
Provision for loan losses to net charge-offs (recoveries)				5.52	x				2.41	x				2.89	x
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

[2] For the quarter ended June 30, 2017, includes the elimination of an incremental $6.0 million charge-off related to the inter-company transfer of a loan between BPPR and Popular, Inc., its bank holding company, the impact of which is eliminated in the consolidated results of the Corporation in accordance with U.S. GAAP.

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

30-Sep-17
(Dollars in thousands)		Commercial	Construction	Legacy [2]	Mortgage	Lease financing	Consumer	Total [3]
Specific ALLL		$40,863	$-	$-	$51,421	$450	$22,457	$115,191
Impaired loans	[1]	$328,704	$-	$-	$519,228	$1,468	$105,387	$954,787
Specific ALLL to impaired loans	[1]	12.43%	-%	-%	9.90%	30.65%	21.31%	12.06%
General ALLL		$228,106	$8,822	$872	$122,469	$9,982	$128,414	$498,665
Loans held-in-portfolio, excluding impaired loans	[1]	$10,898,391	$823,325	$37,508	$6,010,007	$753,413	$3,696,019	$22,218,663
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	2.09%	1.07%	2.32%	2.04%	1.32%	3.47%	2.24%
Total ALLL		$268,969	$8,822	$872	$173,890	$10,432	$150,871	$613,856
Total non-covered loans held-in-portfolio	[1]	$11,227,095	$823,325	$37,508	$6,529,235	$754,881	$3,801,406	$23,173,450
ALLL to loans held-in-portfolio	[1]	2.40%	1.07%	2.32%	2.66%	1.38%	3.97%	2.65%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.
[3] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of September 30, 2017 the general allowance on the covered loans amounted to $33.1 million.

30-Jun-17
(Dollars in thousands)		Commercial	Construction	Legacy [2]	Mortgage	Lease financing	Consumer	Total [3]
Specific ALLL		$41,982	$-	$-	$50,148	$487	$22,693	$115,310
Impaired loans	[1]	$333,936	$-	$-	$514,140	$1,668	$107,027	$956,771
Specific ALLL to impaired loans	[1]	12.57%	-%	-%	9.75%	29.20%	21.20%	12.05%
General ALLL		$160,526	$8,001	$993	$101,840	$7,516	$115,020	$393,896
Loans held-in-portfolio, excluding impaired loans	[1]	$10,713,423	$784,389	$39,067	$6,038,656	$741,935	$3,644,030	$21,961,500
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.50%	1.02%	2.54%	1.69%	1.01%	3.16%	1.79%
Total ALLL		$202,508	$8,001	$993	$151,988	$8,003	$137,713	$509,206
Total non-covered loans held-in-portfolio	[1]	$11,047,359	$784,389	$39,067	$6,552,796	$743,603	$3,751,057	$22,918,271
ALLL to loans held-in-portfolio	[1]	1.83%	1.02%	2.54%	2.32%	1.08%	3.67%	2.22%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.
[3] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of June 30, 2017 the general allowance on the covered loans amounted to $30.8 million.

Variance
(Dollars in thousands)		Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL		$(1,119)	$-	$-	$1,273	$(37)	$(236)	$(119)
Impaired loans		$(5,232)	$-	$-	$5,088	$(200)	$(1,640)	$(1,984)
General ALLL		$67,580	$821	$(121)	$20,629	$2,466	$13,394	$104,769
Loans held-in-portfolio, excluding impaired loans		$184,968	$38,936	$(1,559)	$(28,649)	$11,478	$51,989	$257,163
Total ALLL		$66,461	$821	$(121)	$21,902	$2,429	$13,158	$104,650
Total non-covered loans held-in-portfolio		$179,736	$38,936	$(1,559)	$(23,561)	$11,278	$50,349	$255,179

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

30-Sep-17
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$40,863	$-	$49,129	$450	$21,730	$112,172
General ALLL non-covered loans	164,823	1,699	120,504	9,982	115,069	412,077
ALLL - non-covered loans	205,686	1,699	169,633	10,432	136,799	524,249
Specific ALLL covered loans	-	-	-	-	-	-
General ALLL covered loans	-	-	31,991	-	1,066	33,057
ALLL - covered loans	-	-	31,991	-	1,066	33,057
Total ALLL	$205,686	$1,699	$201,624	$10,432	$137,865	$557,306
Loans held-in-portfolio:
Impaired non-covered loans	$328,704	$-	$510,134	$1,468	$101,948	$942,254
Non-covered loans held-in-portfolio, excluding impaired loans	6,840,907	87,705	5,305,371	753,413	3,188,422	16,175,818
Non-covered loans held-in-portfolio	7,169,611	87,705	5,815,505	754,881	3,290,370	17,118,072
Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio, excluding impaired loans	-	-	510,211	-	14,643	524,854
Covered loans held-in-portfolio	-	-	510,211	-	14,643	524,854
Total loans held-in-portfolio	$7,169,611	$87,705	$6,325,716	$754,881	$3,305,013	$17,642,926

30-Jun-17
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$41,982	$-	$47,954	$487	$21,999	$112,422
General ALLL non-covered loans	132,207	1,473	99,912	7,516	100,905	342,013
ALLL - non-covered loans	174,189	1,473	147,866	8,003	122,904	454,435
Specific ALLL covered loans	-	-	-	-	-	-
General ALLL covered loans	-	-	30,284	-	524	30,808
ALLL - covered loans	-	-	30,284	-	524	30,808
Total ALLL	$174,189	$1,473	$178,150	$8,003	$123,428	$485,243
Loans held-in-portfolio:
Impaired non-covered loans	$333,936	$-	$505,244	$1,668	$103,798	$944,646
Non-covered loans held-in-portfolio, excluding impaired loans	6,822,150	96,904	5,313,039	741,935	3,157,991	16,132,019
Non-covered loans held-in-portfolio	7,156,086	96,904	5,818,283	743,603	3,261,789	17,076,665
Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio, excluding impaired loans	-	-	521,066	-	15,275	536,341
Covered loans held-in-portfolio	-	-	521,066	-	15,275	536,341
Total loans held-in-portfolio	$7,156,086	$96,904	$6,339,349	$743,603	$3,277,064	$17,613,006

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$(1,119)	$-	$1,175	$(37)	$(269)	$(250)
General ALLL non-covered loans	32,616	226	20,592	2,466	14,164	70,064
ALLL - non-covered loans	31,497	226	21,767	2,429	13,895	69,814
Specific ALLL covered loans	-	-	-	-	-	-
General ALLL covered loans	-	-	1,707	-	542	2,249
ALLL - covered loans	-	-	1,707	-	542	2,249
Total ALLL	$31,497	$226	$23,474	$2,429	$14,437	$72,063
Loans held-in-portfolio:
Impaired non-covered loans	$(5,232)	$-	$4,890	$(200)	$(1,850)	$(2,392)
Non-covered loans held-in-portfolio, excluding impaired loans	18,757	(9,199)	(7,668)	11,478	30,431	43,799
Non-covered loans held-in-portfolio	13,525	(9,199)	(2,778)	11,278	28,581	41,407
Impaired covered loans	-	-	-	-	-	-
Covered loans held-in-portfolio, excluding impaired loans	-	-	(10,855)	-	(632)	(11,487)
Covered loans held-in-portfolio	-	-	(10,855)	-	(632)	(11,487)
Total loans held-in-portfolio	$13,525	$(9,199)	$(13,633)	$11,278	$27,949	$29,920

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS
(Unaudited)

30-Sep-17
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$2,292	$727	$3,019
General ALLL	63,283	7,123	872	1,965	13,345	86,588
Total ALLL	$63,283	$7,123	$872	$4,257	$14,072	$89,607
Loans held-in-portfolio:
Impaired loans	$-	$-	$-	$9,094	$3,439	$12,533
Loans held-in-portfolio, excluding impaired loans	4,057,484	735,620	37,508	704,636	507,597	6,042,845
Total loans held-in-portfolio	$4,057,484	$735,620	$37,508	$713,730	$511,036	$6,055,378

30-Jun-17
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$2,194	$694	$2,888
General ALLL	28,319	6,528	993	1,928	14,115	51,883
Total ALLL	$28,319	$6,528	$993	$4,122	$14,809	$54,771
Loans held-in-portfolio:
Impaired loans	$-	$-	$-	$8,896	$3,229	$12,125
Loans held-in-portfolio, excluding impaired loans	3,891,273	687,485	39,067	725,617	486,039	5,829,481
Total loans held-in-portfolio	$3,891,273	$687,485	$39,067	$734,513	$489,268	$5,841,606

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$-	$-	$-	$98	$33	$131
General ALLL	34,964	595	(121)	37	(770)	34,705
Total ALLL	$34,964	$595	$(121)	$135	$(737)	$34,836
Loans held-in-portfolio:
Impaired loans	$-	$-	$-	$198	$210	$408
Loans held-in-portfolio, excluding impaired loans	166,211	48,135	(1,559)	(20,981)	21,558	213,364
Total loans held-in-portfolio	$166,211	$48,135	$(1,559)	$(20,783)	$21,768	$213,772

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)	30-Sep-17	30-Jun-17	30-Sep-16
Total stockholders’ equity	$5,285,431	$5,278,045	$5,380,395
Less: Preferred stock	(50,160)	(50,160)	(50,160)
	$5,235,271	$5,227,885	$5,330,235
Common shares outstanding at end of period	102,026,417	101,986,758	103,762,596
Common equity per share	$51.31	$51.26	$51.37

Total stockholders’ equity	$5,285,431	$5,278,045	$5,380,395
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(627,294)	(627,294)	(627,294)
Less: Other intangibles	(38,016)	(40,361)	(47,886)
Total tangible common equity	$4,569,961	$4,560,230	$4,655,055
Total assets	$42,601,267	$41,242,669	$39,054,296
Less: Goodwill	(627,294)	(627,294)	(627,294)
Less: Other intangibles	(38,016)	(40,361)	(47,886)
Total tangible assets	$41,935,957	$40,575,014	$38,379,116
Tangible common equity to tangible assets	10.90%	11.24%	12.13%
Common shares outstanding at end of period	102,026,417	101,986,758	103,762,596
Tangible book value per common share	$44.79	$44.71	$44.86

Popular, Inc.
Financial Supplement to Third Quarter 2017 Earnings Release
Table O - Financial Information - Westernbank Loans
(Unaudited)

Revenues (Expenses)
	Quarters ended
(In thousands)	30-Sep-17	30-Jun-17	Variance
Interest income on WB loans	$35,939	$37,900	$(1,961)
FDIC loss-share expense:
Accretion of indemnification asset	567	147	420
80% mirror accounting on credit impairment losses [1]	(329)	2,126	(2,455)
80% mirror accounting on reimbursable expenses	588	723	(135)
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	(1,601)	(400)	(1,201)
Change in true-up payment obligation	(3,208)	(3,125)	(83)
Other	35	54	(19)
Total FDIC loss-share expense	(3,948)	(475)	(3,473)
Total income	31,991	37,425	(5,434)
Provision (reversal) for loan losses- WB loans [2]	14,751	(417)	15,168
Total income less provision (reversal) for loan losses	$17,240	$37,842	$(20,602)
[1] Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss-sharing agreement for interest not collected from borrowers is limited under the agreement (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.
[2] The quarter ended June 30, 2017 includes the elimination of an incremental $6.0 million provision for loan losses related to the inter-company transfer of a loan between BPPR and Popular, Inc., its bank holding company, the impact of which is eliminated in the consolidated results of the Corporation in accordance with U.S. GAAP.

Non-personnel operating expenses
	Quarters ended [1][2]
(In thousands)	30-Sep-17	30-Jun-17	Variance
Professional fees	$315	$735	$(420)
OREO expenses	1,807	3,166	(1,359)
Other operating expenses	1,748	1,685	63
Total operating expenses	$3,870	$5,586	$(1,716)
[1] Includes expenses related to loans subject, and not subject, to the FDIC loss-sharing agreements.
[2] Expense reimbursements from the FDIC may be recorded with a time lag, since these are claimed upon the event of loss or charge-off of the loans which may occur in a subsequent period.

Quarterly average assets
	Quarters ended
(In millions)	30-Sep-17	30-Jun-17	Variance
Loans	$1,681	$1,740	$(59)
FDIC loss-share asset	52	54	(2)

Activity in the carrying amount and accretable yield of loans accounted for under ASC 310-30

	Quarters ended
	30-Sep-17		30-Jun-17
(In thousands)	Accretable yield	Carrying amount of loans	Accretable yield	Carrying amount of loans
Beginning balance	$942,668	$1,617,787	$981,206	$1,688,900
Accretion	(34,791)	34,791	(36,488)	36,488
Changes in expected cash flows	1,451	-	(2,050)	-
Collections / loan sales / charge-offs	-	(64,030)	-	(107,601)
Ending balance[1]	909,328	1,588,548	942,668	1,617,787
Allowance for loan losses - ASC 310-30 loans	-	(67,100)	-	(65,674)
Ending balance, net of allowance for loan losses	$909,328	$1,521,448	$942,668	$1,552,113

[1] The carrying amount of loans acquired from Westernbank and accounted for under ASC 310-30 which remain subject to the loss-sharing agreement with the FDIC amounted to approximately $515 million as of September 30, 2017 and $526 million as of June 30, 2017.

Activity in the carrying amount of the FDIC indemnity asset

		Quarters ended
(In thousands)		30-Sep-17		30-Jun-17
Balance at beginning of period		$53,070		$64,077
Accretion		567		147
Credit impairment losses to be covered under loss-sharing agreements		(329)		2,126
Reimbursable expenses to be covered under loss-sharing agreements		588		723
Net payments from FDIC under loss-sharing agreements		(4,502)		(14,003)
Balance at end of period		49,394		53,070
Balance due to the FDIC for recoveries on covered assets		(924)		(487)
Net balance of indemnity asset and amounts due from the FDIC		$48,470		$52,583

Activity in the remaining FDIC loss-share asset accretion

		Quarters ended
(In thousands)		30-Sep-17		30-Jun-17
Balance at beginning of period [1]		$(725)		$3,929
Accretion [2]		567		147
Impact of change in projected losses		(2,399)		(4,801)
Balance at end of period		$(2,557)		$(725)
[1] Positive balance represents negative discount (debit to assets), while a negative balance represents a discount (credit to assets).
[2] Amortization results in a negative impact non-impact to non-interest income, while accretion results in a positive impact to non-interest income, particularly FDIC loss-share expense.

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
BScheiner@BPOP.com
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications